                                                                   EXHIBIT 99.11

                                                               6225 Smith Avenue
                                                  Baltimore, Maryland 21209-3600
                                              MAIN 410.580.3000 FAX 410.580.3001



                                December 19, 2003

SALOMON BROTHERS VARIABLE SERIES FUNDS INC
388 Greenwich Street
New York, New York  10013

                       Registration Statement on Form N-14
                       -----------------------------------

Ladies and Gentlemen:

     We have acted as special Maryland counsel to Salomon Brothers Variable Series Funds Inc, a Maryland corporation (the "Acquiring Company"), in connection with the proposed acquisition by the Acquiring Company, on behalf of its separate series, Salomon Brothers Variable Investors Fund (the "Acquiring Fund"), of the assets and the assumption of stated liabilities of the LSA Value Equity Fund (the "Acquired Fund"), a separate series of LSA Variable Series Trust, a Delaware statutory trust (the "Selling Trust"), in exchange for Class I shares of common stock, par value $.001 per share, of the Acquiring Fund ("Acquiring Fund Shares") pursuant to an Agreement and
Plan of Reorganization dated as of December   , 2003 by and among the
Acquiring Company, with respect to the Acquiring Fund, the Selling Trust, with respect to the Acquired Fund, LSA Asset Management LLC, the investment adviser to the Selling Fund, and Salomon Brothers Asset Management Inc, the investment adviser to the Acquiring Fund (the "Reorganization Agreement").

     In our capacity as special Maryland counsel, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

          (a) The Charter of the Acquiring Company (the "Charter") certified by the Maryland State Department of Assessments and Taxation (the "MSDAT").

          (b) The By-Laws of the Acquiring Company.

          (c) A draft of the Acquiring Company's Registration Statement on Form N-14 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") on or about December 19, 2003 under the Securities Act of 1933, as amended (the "Securities Act").

          (d) A draft of the Reorganization Agreement as included in the Registration Statement.

          (e) Resolutions of the Board of Directors of the Acquiring Company relating to the authorization of (i) the issuance of Acquiring Fund Shares pursuant to the Reorganization Agreement, (ii) the Registration Statement and the transactions contemplated thereby, and (iii) the Reorganization Agreement and the transactions contemplated thereby (the "Resolutions").

          (f) A short-form Good Standing Certificate for the Acquiring Company, dated a recent date, issued by the MSDAT.

          (g) An Officer's Certificate of the Acquiring Company, dated as of the date hereof, as to certain factual matters (the "Certificate").

          (h) Such other documents as we have considered necessary to the rendering of the opinions expressed below.

     In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), the absence of other agreements or understandings among the parties that would modify the terms of the proposed transactions or the respective rights or obligations of the parties thereunder, the accuracy of the representations and warranties of the Acquiring Company as set forth in the Reorganization Agreement as to factual matters, and the accuracy and completeness of all public records reviewed by us. In making our examination of documents executed by parties other than the Acquiring Company, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or other, and the valid execution and delivery by such parties of such documents and the validity, binding effect, and enforceability thereof with respect to such parties. As to any facts material to this opinion which we did not independently establish or verify, we have relied solely on the Certificate.

     Based upon and subject to the foregoing, subject to the additional assumptions, qualifications and limitations below, having regard for such legal considerations as we deem relevant, and limited in all respects to applicable Maryland law, we are of the opinion and advise you as follows:

          (1) The Acquiring Company is a corporation validly existing and in good standing under the laws of the State of Maryland.

          (2) Acquiring Fund Shares to be issued as contemplated in the Reorganization Agreement have been duly authorized and, upon issuance in accordance the Resolutions and the Reorganization Agreement, will be validly issued, fully paid, and nonassessable.

     In addition to the qualifications set forth above, this opinion is subject to the following further assumptions, qualifications, and limitations:

          (a) We have made no investigation of, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of Maryland. To the extent that any documents referred to herein are governed by the laws of a jurisdiction other than Maryland, we have assumed that the laws of such jurisdiction are the same as the laws of Maryland.

          (b) This opinion concerns only the effect of the laws (exclusive of the principles of conflict of laws) of the State of Maryland as currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change this opinion.

          (c) We express no opinion as to compliance with the securities (or "blue sky") laws of the State of Maryland.

          (d) We assume that the issuance of Acquiring Fund Shares pursuant to the Reorgainzation Agreement will not cause the Acquiring Company to issue Acquiring Fund Shares in excess of the number of Acquiring Fund Shares authorized by the Charter at the time of issuance of such Acquiring Fund Shares.

          (e) This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

     We hereby consent to the filing of this opinion with the Commission as
Exhibit 11 to Item 16 of the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. This opinion is solely for your use in connection with the Registration Statement and may not be relied on by any other person or in any other connection without our prior written approval; provided, however, that Simpson, Thacher & Bartlett, LLP may rely on this opinion in connection with its opinion delivered in connection with the Registration Statement and the transactions contemplated thereby.

                                               Very truly yours,

                                               /s/ Piper Rudnick LLP

                                               Piper Rudnick LLP